ASSET PURCHASE AGREEMENT


                                      among


                           Berkeley Capital Management

                         Berkeley (USA) Holdings Limited

                                       and

                         Berkeley Capital Management LLC




                                   Dated as of

                                  March 7, 2003


ARTICLE I             DEFINITIONS................................................................................1

         1.1          Definitions................................................................................1


ARTICLE II            SALE AND PURCHASE OF ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES..........................4

         2.1          Purchase and Sale of Assets................................................................4

         2.2          Assumption of Obligations and Liabilities..................................................5

         2.3          Documents of Conveyance....................................................................6

         2.4          Consideration..............................................................................6

         2.5          Allocation of Closing Consideration........................................................9

         2.6          Post-Closing Revenues......................................................................9

         2.7          Closing....................................................................................9


ARTICLE III           REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS..................................9

         3.1          Due Organization...........................................................................9

         3.2          Due Authorization..........................................................................9

         3.3          Subsidiaries..............................................................................10

         3.4          Capitalization; Ownership.................................................................10

         3.5          Liens, Property, and Obligations..........................................................10

         3.6          Compliance with Licenses, Permits, Laws and Other Instruments.............................11

         3.7          Contracts and Agreements..................................................................11

         3.8          Taxes.....................................................................................11

         3.9          Financial Statements......................................................................12

         3.10         Absence of Certain Changes................................................................13

         3.11         Litigation................................................................................13

         3.12         Intellectual Property.....................................................................13

         3.13         Business Relations........................................................................14

         3.14         Employee Benefits.........................................................................14

         3.15         Environmental, Health and Safety Matters..................................................15

         3.16         Insurance.................................................................................15

         3.17         Assets Under Management...................................................................15

         3.18         Registration as Investment Adviser........................................................16

         3.19         Filing of Reports; Maintenance of Records.................................................17



         3.20         Fee Arrangements, Expenses and Custody of Funds...........................................18

         3.21         Brokers...................................................................................18

         3.22         Information Furnished.....................................................................18


ARTICLE IV            BUYER'S REPRESENTATIONS AND WARRANTIES....................................................18

         4.1          Due Organization..........................................................................18

         4.2          Due Authorization.........................................................................18


ARTICLE V             COVENANTS.................................................................................19

         5.1          Pre-Closing Covenants.....................................................................19

         5.2          Confidentiality; News Release.............................................................20

         5.3          Post-Closing Covenants....................................................................21


ARTICLE VI            CONDITIONS TO CLOSING.....................................................................21

         6.1          Conditions to Buyer's Obligations.........................................................21

         6.2          Conditions to Seller's Obligations........................................................24


ARTICLE VII           INDEMNIFICATION...........................................................................25

         7.1          Indemnification of Buyer..................................................................25

         7.2          Indemnification of Seller and Shareholder.................................................25

         7.3          Indemnification Offset....................................................................25

         7.4          Cooperation for Indemnity.................................................................26

         7.5          Survival of Indemnification Claims........................................................26


ARTICLE VIII          EMPLOYEES.................................................................................27

         8.1          Employees.................................................................................27

         8.2          Claims....................................................................................27

         8.3          Future Employment.........................................................................27

         8.4          Employment Records........................................................................27

         8.5          Assumption of Seller's Plans..............................................................27


ARTICLE IX            TAXES.....................................................................................28

         9.1          Taxes.....................................................................................28


ARTICLE X             SURVIVAL OF REPRESENTATIONS AND WARRANTIES................................................28

         10.1         Survival..................................................................................28




ARTICLE XI            TERMINATION...............................................................................28

         11.1         Termination...............................................................................28

         11.2         Effect of Termination.....................................................................29


ARTICLE XII           MISCELLANEOUS.............................................................................29

         12.1         Modifications; Waiver.....................................................................29

         12.2         Notices...................................................................................29

         12.3         Counterparts..............................................................................30

         12.4         Expenses..................................................................................30

         12.5         Binding Effect; Assignment................................................................30

         12.6         No Strict Construction....................................................................31

         12.7         Entire and Sole Agreement; Review.........................................................31

         12.8         Governing Law; Forum and Venue............................................................31

         12.9         Attorney's Fees...........................................................................32

         12.10        Invalid Provisions........................................................................32

         12.11        Headings..................................................................................32




         EXHIBITS

         Exhibit A                  General Assignment, Bill Of Sale And
                                      Assumption Agreement
         Exhibit B                  Non Compete Agreement

         SCHEDULES

         Schedule 2.1A              Assets
         Schedule 2.1B              Excluded Assets
         Schedule 2.1(b)            Assumed Contracts
         Schedule 2.2(a)            Assumed Liabilities
         Schedule 3.5(b)            Liens, Property, and Obligations
         Schedule 3.7(a)            Contracts and Agreements
         Schedule 3.10              Absence of Certain Changes
         Schedule 3.11              Litigation
         Schedule 3.12              Intellectual Property
         Schedule 3.16              Insurance
         Schedule 3.17              Assets Under Management
         Schedule 3.18              Registration as Investment Adviser
         Schedule 8.1(a)            Employees

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into as of March 7, 2003, among Berkeley Capital Management, a California corporation ("Seller" or the "Company"), Berkeley (USA) Holdings Limited, a California corporation and sole shareholder of Seller ("Shareholder") and Berkeley Capital Management LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

     A. Seller is a registered investment adviser under the Advisers Act and is in the business of providing Investment Management Services (the "Business").

     B. Seller desires to sell to Buyer, and Buyer desires to purchase, certain of Seller's assets and to assume certain of Seller's liabilities on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants, agreements, terms and conditions set forth below, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     1.1  Definitions.

          (a) As used in this Agreement, the following terms shall have the meanings set forth below:

     "Advisers Act" means the United States Investment Advisers Act of 1940, as amended.

     "Advisory Agreement" means an agreement between Seller and any Person pursuant to which Seller agrees to provide Investment Management Services to any Person, including on a sub-advisory basis.

     "Advisory Client" means any Person with whom Seller directly or indirectly, including through a wrap contract relationship, has, or as the context requires, has had on or after the date of this Agreement an Advisory Agreement.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Client Consent" means the requisite consent or deemed consent of each Advisory Client to the deemed assignment of such person's Advisory Agreement in connection with the transactions contemplated by this Agreement as required by the Advisers Act and the rules and regulations promulgated thereunder, the forms of which are attached hereto.

     "Closing Run Rate Revenues" means the aggregate annualized revenue associated with all accounts of Advisory Clients (excluding, for this purpose, revenues associated with growth equity accounts of Morgan Stanley related Advisory Clients) on the Closing Date which shall be calculated by taking the product of (i) the average of the daily closing market value of such account for the thirty calendar days prior to the Closing Date or in the case of accounts not opened for the full thirty days prior to the Closing Date, the average of the daily closing market value of such account for all days such account was open prior to the Closing Date (each as reasonably agreed by Buyer and Seller in accordance with standard industry practice) and (ii) the annualized fee schedule for such account as of the Closing Date.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

     "Employee Plan" means any employee benefit arrangement, "employee pension benefit plan" (as defined in Section 3(2) of ERISA), pension plan and welfare plan which cover any employee or former employee, independent contractor or former independent contractor, officer, director or agent of Seller or any ERISA Affiliates of Seller.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means (A) any entity which (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" (as such terms are defined in Sections 414(b) or (c) of the Code) with Seller, or (B) any entity which is (or at any relevant time was) a member of an "affiliated service group" (as such term is defined in Section 414(m) or (o) of the Code) which includes Seller.

     "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information,  including  formulas,  compositions,  inventions  (whether  or  not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information), (e) other proprietary intellectual property rights, and (f) computer programs, software documentation, data, training manuals and related materials to the extent owned or licensed by Seller other than off the shelf software not assignable by its terms.

     "Investment Company Act" means the United States Investment Company Act of 1940, as amended.

     "Investment Management Services" means any services which involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (ii) the giving of advice or the provision of administration services with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (iii) otherwise acting as an "investment adviser" within the meaning of the Advisers Act, and performing activities related or incidental thereto.

     "Lien" means any mortgage, deed of trust, pledge, judgment lien, tax lien, lien, charge, encumbrance, security interest or defect in title of any kind or nature.

     "LPA Sub-Advisory Agreement" shall mean that certain sub-advisory agreement to be entered into between LPASI and Buyer at or prior to Closing.

     "LPASI" shall mean London Pacific Advisory Services, Inc. a California corporation, a registered investment advisor.

     "Person" means an individual, corporation, partnership, trusts, limited liability company, association, governmental authority or any other entity or organization.

     "Regulatory  Entity"  means  any  (a)  court,   administrative   agency  or
commission or other federal, state or local governmental authority or instrumentality, domestic or foreign, or (b) any other governmental entity that directly or indirectly regulates Seller.

     "Run-Rate Revenue Ratio" means a percentage determined by dividing Seller's Closing Run-Rate Revenues by its Signing Run-Rate Revenues.

     "Seller Material Adverse Effect" means the death or disability of either James Landau or John Hart, or the receipt of written notice by Buyer from either James Landau or John Hart that either of them will breach their respective obligations under their respective employment agreements with Buyer at Closing.

     "Signing Run Rate Revenues" means the aggregate annualized revenue associated with all accounts of Advisory Clients (excluding, for this purpose, revenue associated with growth equity accounts of Morgan Stanley related Advisory Clients) as of the date hereof which shall be calculated by taking the product of (i) the closing market value of such account (as reasonably agreed by Buyer and Seller in accordance with standard industry practice) on the date hereof and (ii) the annualized fee schedule for such account on the date hereof. "Tax" or "Taxes" means all federal, state, local, and other taxes, assessments, duties or similar charges of any kind, including all payroll, employment and other withholding taxes, including any interest, penalties or additions imposed with respect to such amounts.

     "Small Cap Growth Product" means the to be launched product of Buyer which will be managed in the same style as the Focused Growth Equity product currently subadvised by Seller; provided, however, the existing LPASI Focused Growth Equity assets shall not be included for purposes of this definition.

     "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes owed by Seller (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "Taxing Authority" means any governmental or quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

          (a) Each of the following terms is defined in the Section set forth opposite such term:

    Term                                                         Section
    Accountants                                                  2.4(g)
    Agreement                                                    Introduction
    Assets                                                       2.1
    Assignment                                                   Exhibit A Intro
    Assumed Contracts                                            2.1(b)
    Assumed Liabilities                                          2.2(a)
    Authorizations                                               3.6(a)
    Business                                                     Recital A
    Buyer                                                        Introduction
    Buyer Indemnified Parties                                    7.1
    Closing                                                      2.7
    Closing Consideration                                        2.4(a)
    Closing Date                                                 2.7
    E, H & S Laws                                                3.15
    ERISA Client                                                 3.7 (c)
    Exchange Act                                                 3.18(b)
    Excluded Assets                                              2.1
    Excluded Liabilities                                         2.2(b)
    Final Closing Date Statement                                 2.4(c)
    Financial Statements                                         3.9
    First Deferred Payment                                       2.4(c)
    GAAP                                                         3.9
    Indemnified Party                                            7.4(a)
    Indemnifying Party                                           7.4(a)
    LPG                                                          3.2
    Losses                                                       7.1
    PBGC                                                         3.14(a)(i)
    Seller                                                       Introduction
    Seller Indemnified Parties                                   7.2
    Seller's Plans                                               8.5
    Shareholder                                                  Introduction
    Sublease                                                     6.1(c)
    Transaction Documents                                        3.2
    Transferred Employees                                        8.1(a)

                                   ARTICLE II
                         SALE AND PURCHASE OF ASSETS AND
                        ASSUMPTION OF CERTAIN LIABILITIES

     2.1 Purchase and Sale of Assets. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller at the Closing all of Seller's right, title, and interest in and to all assets and interests used in or arising from the conduct of the Business on the Closing Date, other than the excluded assets listed on Schedule 2.1B ("Excluded Assets"), whether real, personal, tangible or intangible, free and clear of all Liens (the "Assets"), including but not limited to the items listed on Schedule 2.1A and the following:

          (a) Seller's right, title and interest in and to all of the tangible personal property owned or leased by Seller, including all goods, office and other furniture, fixtures, equipment, computers and telecommunications equipment;

          (b)  Seller's  right,  title  and  interest  in and to the  contracts, equipment leases, commitments, licenses to use software, and other agreements listed on Schedule 2.1(b) (all of which are sometimes referred to herein collectively as the "Assumed Contracts");

          (c) Seller's right, title and interest in and to all former and current client contact and mailing lists;

          (d) Copies of all current personnel files pertaining to any person now providing or who has provided services for Seller during the twelve (12) month period prior to the Closing Date as an independent contractor or employee, together with any and all information customarily contained therein, including, but not limited to, W-2's, W-4's, I-9's, 1099's, employment agreements, personnel reviews, commission and/or bonus arrangements and salary history;

          (e) Shareholder's and Seller's right, title and interest in and to all Intellectual Property, including the name "Berkeley Capital Management";

          (f) All prepaid expenses of Seller, except for any pre-paid insurance;

          (g) Cash, notes receivable and other accounts receivable due to Seller in the amount sufficient to cover any working capital needs for 60 days following the Closing Date, as reasonably agreed by the parties prior to Closing.

          (h) Copies of all books, records and documents of Seller pertaining to the Assets and operations of Seller, excluding any accounting records and legal file not requested by Buyer, provided however that Buyer shall have access to such files after Closing in the manner provided for in Section 5.1(e) hereof;

          (i) All licenses, permits and rights of participation relating to Seller;

          (j) All warranties, indemnities, guarantees and similar rights in favor of Seller; and

          (k) All claims or causes of action of Seller, whether known or unknown, except for any claim or causes of action of Seller against Shareholder, its Affiliates, and any officers, directors, employees or agents thereof.

     2.2 Assumption of Obligations and Liabilities.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at Closing, Buyer shall execute and deliver to Seller the General Assignment, Bill of Sale and Assumption as provided by Section 2.3 below, pursuant to which Buyer shall assume, discharge in full and  properly  satisfy  according  to their  terms,  the  following liabilities, obligations and commitments of Seller (the "Assumed Liabilities"):

               (i) All obligations under the Assumed Contracts which are incurred after the Closing Date, and all obligations of performance under the Assumed Contracts due to be performed after the Closing Date, subject to the limitations set forth in Section 2.2(b) below;

               (ii) Liabilities of the Company listed on Schedule 2.2(a); and

               (iii) All payables, liabilities and obligations of Seller as set forth on the face of the balance sheet of Seller, other than payables to related parties (but excluding from payables to related parties any liabilities for shared services consistent with and for which Seller has been allocated charges in accordance with recent past practices rendered before or on the Closing Date), prepared by Seller and agreed to by Buyer as of the Closing Date.

          (b) Other than the Assumed Liabilities, Buyer shall not assume or be bound by any obligations of Seller of any kind or nature, contingent, unknown or otherwise whenever arising, including, but not limited to, (i) any Tax liability, (ii) any liability or obligation of Seller to pay salaries, severance, termination pay, accrued vacation pay, personal time and sick leave payable, holiday pay, if any, bonuses, profit sharing contributions, if any, workman's compensation liabilities or any other payments to any current or former employee of Seller, (iii) any liabilities arising under E, H & S Laws, including but not limited to any liabilities arising from pre-existing conditions on or relating to the Assets; (iv) any litigation or potential litigation disclosed on Schedule 3.11 or otherwise in respect to claims arising prior to Closing; or (v) the operation of the Business prior to Closing (collectively, the "Excluded Liabilities"). Seller makes no and shall not make any claim against Buyer regarding the Excluded Liabilities. Seller shall, and Shareholder shall cause Seller to, use its best efforts to satisfy or have satisfied all Excluded Liabilities which are then due and payable at or prior to Closing, except any Excluded Liabilities being contested in good faith by Seller.

     2.3 Documents of Conveyance. Title to the Assets and the assumption of the Assumed Liabilities shall be conveyed pursuant to a General Assignment, Bill of Sale and Assumption Agreement substantially in the form attached hereto as Exhibit A and by such other documents as are reasonably acceptable to Seller and Buyer.

     2.4 Consideration.

          (a) In addition to the assumption and satisfaction of the Assumed Liabilities, the consideration to be paid by Buyer for the Assets at Closing shall be Seven Million, Seven Hundred Fifty Thousand Dollars ($7,750,000), as may be adjusted pursuant to Sections 2.4(b) below in cash by wire transfer in immediately available funds to an account designated in writing delivered to Buyer prior to such date (the "Closing Consideration").

          (b) The Closing Consideration payable at the Closing, shall be subject to adjustment as set forth in the following table, based on the Run-Rate Revenue Ratio:

Run-Rate Revenue Ratio                         Adjustment  to  Closing  Consideration  Payable  at
                                               Closing
Above 105% through 110%                        Increased  at the rate of 2% for  every 1% that the
                                               Run-Rate  Revenue  Ratio  exceeds  105%  up to  and
                                               including  110%.  Under no  circumstances  will the
                                               Closing Consideration be greater than $8,525,000.
90% up to, but not including 95%               Decreased  at the rate of 2% for  every 1% that the
                                               Run-Rate  Revenue  Ratio is less than 95% but equal
                                               to or greater than 90%. Under no circumstance  will
                                               the    Closing    Consideration    be   less   than
                                               $6,975,000.
95% through 105%                               No adjustment to the Closing Consideration.

The Closing Run-Rate Revenues used to calculate the Run-Rate Revenue Ratio shall not include revenues relating to Advisory Agreements for which assignment has not been consented to or deemed consented to pursuant to Section 5.1(b). At least three Business Days prior to the Closing, Seller shall deliver to Buyer a calculation of the estimated Run-Rate Revenue Ratio. At the Closing, Seller shall deliver to Buyer a certificate signed by an executive officer of Seller reflecting the calculation of the Run-Rate Revenue Ratio, including a list of all Advisory Agreements for which assignment has been consented to or deemed consented to pursuant to Section 5.1(b) and the amount of assets under management pursuant to each such Advisory Agreement. Buyer and Seller will negotiate in good faith to resolve any disagreements concerning the components and calculation of the Run-Rate Revenue Ratio. If, within ninety (90) days after the Closing, an error in the components or calculation of the Run-Rate Revenue Ratio is discovered, the adjustment pursuant to this Section 2.4(b) shall be recalculated based on the correct components and Run-Rate Revenue Ratio and an appropriate adjusting payment shall be made by Buyer or Seller, as the case may be.

          (c) In addition to the Closing Consideration, on December 31, 2003, Buyer shall pay to Seller $1,000,000 in cash (the "First Deferred Payment") by wire transfer in immediately available funds to an account designated in writing delivered to Buyer prior to such date, provided, however, if LPASI
     (a) terminates the LPA Sub-Advisory Agreement, or (b) withdraws assets from accounts managed pursuant to the LPA Sub-Advisory Agreement, prior to December 31, 2003, the First Deferred Payment shall be reduced by an amount equal to the prorated (for the period from the date of such termination or withdrawal through December 31, 2003) annualized revenues as of the date of such termination or withdrawal, calculated by multiplying (x) the assets under management pursuant to the LPA Sub-Advisory Agreement at the date of the termination or withdrawal by (y) the applicable fee rate on such assets; and then multiplying the resulting amount by a fraction that is the greater of (1) 90 divided by 365, or (2) the number of days between the termination or withdrawal date and December 31, 2003 divided by 365; provided, however, that under no circumstances shall the amount payable on December 31, 2003 be less than zero. This First Deferred Payment shall be supported by a standby letter of credit in favor of Seller (as beneficiary) (the "Standby Letter of Credit"), subject to draw only upon receipt by the issuing bank of a certified statement by Seller that Buyer is in default of this Section 2.4(c). The Standby Letter of Credit shall terminate automatically in the event that Seller is paid the First Deferred Payment on December 31, 2003, in accordance with the terms and conditions of this Section 2.4(c). Seller and Shareholder agree to pay for all costs associated with the Standby Letter of Credit (except for the issue amount of such Standby Letter of Credit), including reasonable costs of counsel to Buyer.

          (d) In addition to the Closing Consideration and the First Deferred Payment, Buyer shall pay to Seller the amount of revenue received by Buyer resulting from the Small Cap Growth Product for the calendar year 2003 (the "Second Deferred Payment"), provided, however, in the event that LPASI (a) terminates the LPA Sub-Advisory Agreement, or (b) withdraws assets from accounts managed pursuant to the LPA Sub-Advisory Agreement after December 31, 2003, but prior to December 31, 2004, the next installment of the Second Deferred Payment due in 2004 shall be offset by an amount equal to the prorated (for the period from the date of termination or withdrawal through December 31, 2004) annualized revenues as of the date of termination or withdrawal, calculated by multiplying (x) the assets under management of the LPA Sub-Advisory Agreement at the date of termination or withdrawal by (y) the applicable fee rate on such assets; and then multiplying the resulting amount by a fraction that is the greater of (1) 90 divided by 365, or (2) the number of days between the termination or withdrawal date and December 31, 2004, divided by 365; provided, however, that under no circumstances shall the amount payable on December 31, 2004 be less than zero. The Second Deferred Payment shall be paid to Seller by Buyer in four (4) equal installments, without interest, on the last day of March, June, September and December 2004.

          (e) Buyer shall calculate the amount, if any, of the First Deferred Payment and the Second Deferred Payment as soon as commercially practicable after December 31, 2003, consistent with its production of the audit of the books and records of Buyer.

          (f) Notwithstanding anything to the contrary, the total amount of the First Deferred Payment and the Second Deferred Payment shall in no event exceed Two Million, Two Hundred Fifty Thousand Dollars ($2,250,000).

          (g) In the event Buyer and Seller are unable to resolve a disagreement, after using their best efforts to do so, with respect to the amount of the Closing Consideration, the First Deferred Payment or the Second Deferred Payment, and such disagreement involves amounts that in the aggregate exceed $50,000, such amount shall be determined by an independent firm of certified public accountants (the "Accountants") mutually agreeable to Buyer and Seller. In the event that the parties fail to agree on a mutually acceptable Accountant, they shall each choose an Accountant and those two Accountants shall designate a third Accountant who shall render the determination. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be paid by the parties based upon the degree to which the Accountants accept the respective positions of the parties. For example, if it is Buyer's position that the amount to be paid is $300, Seller's position that the amount to be paid is $100 and the Accountants' finding that the adjustment owed is $150, then Buyer shall pay 75% (300-150 / 300-100) of the Accountants' fees and expenses and Seller shall pay 25% (150-100 / 300-100) of the Accountants' fees and expenses.

     2.5 Allocation of Closing Consideration. The parties agree that the Closing Consideration shall be allocated among the Assets in accordance with the allocation scheduled attached hereto as Exhibit 2.5 pursuant to Section 1060 of the Code. Seller and Buyer agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with such allocation, and to file all other applicable tax returns and forms to reflect such allocation. Buyer and Seller shall file IRS Form 8594 in a manner consistent therewith.

     2.6 Post-Closing Revenues. From and after the Closing Date, Seller and Shareholder shall promptly forward to Buyer all collections Seller or Shareholder may receive of any revenues derived from the operation of the Business after the Closing Date, or to the extent included in the working capital purchased by Buyer pursuant to Sec. 2.1(g).

     2.7 Closing. The closing of the transactions contemplated hereby (the "Closing") shall occur at 10:00 a.m. on the business day immediately following the satisfaction or waiver by the appropriate party of all conditions to Closing set forth herein, (the "Closing Date"), at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Denver, Colorado 80202 or on such other date and/or at such other place as Buyer and Seller shall agree.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                AND SHAREHOLDERS

     Seller and Shareholder, jointly and severally, represent and warrant to Buyer that the following statements contained in this Article III are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Schedule of Exceptions accompanying this Agreement and subject to the terms of this paragraph.

     3.1 Due Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business as presently conducted, and to execute, deliver, and perform the Transaction Documents and the transactions contemplated hereby and thereby. Seller is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification.

     3.2 Due Authorization. The execution, delivery and performance by Seller and Shareholder of this Agreement and the other documents contemplated herein (collectively, the "Transaction Documents") and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, including approval of Seller's Board of Directors and Shareholder. The Transaction Documents, when executed, will have been duly and validly executed and delivered by Seller and Shareholder, as applicable, and will constitute the valid and binding obligations of Seller and Shareholder, respectively, enforceable against them in accordance with their respective terms except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and by legal and equitable limitations on the enforceability of specific remedies. The execution, delivery, and performance of the Transaction Documents (as well as all other instruments, agreements, certificates, or other documents contemplated hereby or thereby) by Seller and/or Shareholder, do not and will not, when executed (a) materially violate any law, statute, rule, guideline, or regulation or any decree or judgment of any court or Regulatory Entity applicable to Seller, Shareholder, the Assets or the Assumed Liabilities, (b) violate or conflict with, or permit the cancellation of, or constitute a default under, any agreement to which Seller or Shareholder is a party, or by which Seller, Shareholder, the Assets or the Assumed Liabilities are bound, (c) permit the acceleration of any right or obligation affecting Seller, the Assets or the Assumed Liabilities, or (d) violate or conflict with any provision of the Articles, Bylaws or other governing document of Seller. To Seller's and Shareholder's knowledge, after due inquiry, no notice to, filing with, or authorization, consent or approval of any Regulatory Entity or other person or entity is required of Seller or Shareholder in connection with the execution, delivery, and performance by Seller or Shareholder of the Transaction Documents or the other documents and instruments to be delivered by Seller or Shareholder pursuant hereto.

     3.3 Subsidiaries. Seller has no subsidiaries.

     3.4 Capitalization; Ownership. Shareholder is the sole shareholder of Seller. Seller's shares held by Shareholder have been duly authorized and issued and there are no rights, commitments, agreements or understandings obligating Seller or Shareholder to issue, transfer, sell or redeem any securities or equity interests in Seller.

     3.5 Liens, Property, and Obligations.

          (a) Seller has good and marketable title to (or valid leasehold, license or contractual interests in) all personal property comprising the Assets and the Assets are free and clear of all Liens. The Transaction Documents will be sufficient to convey good and marketable title to the Assets free and clear of all Liens to Buyer. Buyer is purchasing the tangible assets included in the Assets in "as is" "where is" condition.

          (b) Seller does not own or hold any interest in any real property of any nature, and, except as set forth on Schedule 3.5(b), Seller has paid or will pay when due all obligations related to the period prior to the Closing Date related to the leasehold interests listed on Schedule 3.5(b), including all rent, taxes, utility fees, and licenses fees, provided, however that such amounts which are included in the Assumed Liabilities shall be paid by Buyer. Each such leasehold interest is a legal, valid and binding obligation of the parties thereto except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally, and is in full force and effect and Seller enjoys peaceful and undisturbed possession thereunder.

          (c) All accounts receivable of Seller included in the Assets are, subject to the reserve for doubtful accounts on the books of Seller, if any, (i) valid, bona fide claims against debtors for sales, rebates or other charges, and (ii) not subject to any defenses, set-offs or counterclaims. Seller has fully performed all obligations with respect to such accounts receivable that it was obligated to perform to the date hereof and all accounts receivable are collectible in the ordinary course of business.

     3.6 Compliance with Licenses, Permits, Laws and Other Instruments.

          (a) Seller has and holds all licenses, certificates, certifications and permits of any Regulatory Entity which are necessary for or relate to the conduct of the Business ("Authorizations"). Seller has complied with the terms and conditions of all such Authorizations, and no violation of any such Authorization or the laws or rules governing the issuance or continued validity thereof has occurred or is occurring.

          (b) Seller and each of its officers and employees has complied with all applicable laws, statutes, rules and regulations and has not been issued any citations, notices or orders of non-compliance under any law, statute, rule, regulation, ordinance, order, judgment, or decree and to Seller's and Shareholder's knowledge, there exists no basis for the issuance of such a citation, notice or order irrespective of whether such a citation, notice or order was actually issued. No consent, qualification, order, approval, or authorization of, or filing with, any Regulatory Entity is required in connection with Seller's or Shareholder's execution, delivery and performance of the Transaction Documents or the consummation of any transaction contemplated hereby.

     3.7 Contracts and Agreements.

          (a) Schedule 3.7(a) identifies each Assumed Contract that requires the consent of a third party in order to assign such contract to Buyer. Each Assumed Contract is in full force and effect and is a legal, valid and binding agreement of Seller and of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and by legal and equitable limitation or the enforceability of specific remedies. Seller is not in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Assumed Contract and to Shareholder's knowledge no other party thereto is in default thereon.

     3.8 Taxes.

          (a) Seller and its Affiliates have filed all Tax Returns required to be filed prior to the Closing Date. All such Tax Returns are correct and complete in all material respects. Seller and its Affiliates have paid or will pay in full when due all taxes due and owing by Seller on or before the Closing Date, except such Taxes as Seller or its Affiliates shall in good faith contest or defend. None of Seller nor any of its Affiliates currently is the beneficiary of any extension of time within which to file any Tax Return. None of Seller nor any of its Affiliates has received written notice from an authority in a jurisdiction where Tax Returns are not filed that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed by Seller to any employee, independent contractor, creditor, shareholder, or other third party for the performance of services.

          (c) None of Seller nor any of its Affiliates knows, nor do they have a reasonable belief, that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (i) claimed or raised by any authority in a writing received by Seller or its Affiliates, or (ii) as to which Seller or its Affiliates, has knowledge. No Tax Returns have been audited since the Tax Return for the year ended December 31, 1993.

          (d) None of Seller nor any of its Affiliates has waived any statute of limitations in respect of Taxes of Seller or agreed to any extension of time with respect to a Tax assessment or deficiency of Seller.

          (e) No consent under Code Section 341(f) concerning collapsible corporations has been filed for Seller.

          (f) Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (g) Seller and its Affiliates have disclosed on Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (h) Seller is not a party to any Tax allocation or sharing agreement pursuant to which the Seller's liabilities could be satisfied by a claim of any type against the Assets.

          (i) No items of income attributable to transactions occurring on or before the close of the last preceding taxable year of Seller will be required to be included in taxable income by Seller in a subsequent taxable year by reason of Seller reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (j) None of the Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

     3.9 Financial Statements. True, correct and complete copies of Seller's internally prepared financial statements respecting the periods ended on December 31, 1999, December 31, 2000, and December 31, 2001 and its audited financial statements respecting the period ended on December 31, 2002, have been delivered to Buyer (collectively, the "Financial Statements"). Except as set forth in the Financial Statements, as of the date of such Financial Statements, Seller has no liabilities or obligations of any nature required by United States generally accepted accounting principals ("GAAP") to be set forth in such Financial Statements. The Financial Statements are consistent with the books and records of Seller, have been prepared in accordance with GAAP applied on a consistent basis, and present fairly the financial condition and the results of operations of Seller as of the dates and for the periods indicated, provided however that the unaudited statements do not include footnotes or other audit disclosures. Such Financial

Statements have accurate accruals of all employee benefit costs including, but not limited to, payroll, commissions, bonuses, profit sharing benefits and vacation accruals.

     3.10 Absence of Certain Changes. Since December 31, 2002, Seller has not, except as disclosed on Schedule 3.10 hereto (a) discharged or satisfied any Liens or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business; (b) purchased, redeemed, acquired, or retired any stock or indebtedness; (c) made or agreed to make any loans or advances or guaranteed or agreed to guarantee any loans or advances to any party whatsoever; (d) permitted any Lien to arise or be granted or created against or upon any of its assets, real or personal, tangible or intangible or known or unknown; (e) cancelled, waived, or released or agreed to cancel, waive, or release any of its debts, rights, or claims against third parties; (f) sold, assigned, pledged, mortgaged, or otherwise transferred or obligated to transfer, suffered any damage, destruction, or loss (whether or not covered by insurance) to, any Assets; (g) amended its Articles or Bylaws; (h) paid or made a commitment to pay any severance or termination payment to any employee or consultant; (i) made any change in its method of accounting; (j) made any capital expenditures (or series of related capital expenditures), or entered into commitments to make capital expenditures, that exceed $100,000 in the aggregate; (k) made any capital investment in, or any acquisition of the securities or assets of, any other person or entity, or made a commitment therefor other than cash equivalents; (l) made any payment or contracted for the payment of any bonus, or other compensation, other than (A) wages, salaries, commissions and bonuses paid in the ordinary course of business, and (B) wage, commission and salary adjustments made in the ordinary course of business for employees who are not officers, directors, or shareholders of Seller; (m) amended or entered into any written employment contract or created or made any change in any bonus, stock option, pension, retirement, profit sharing or other employee benefit plan or arrangements; (n) amended or experienced a termination of any contract, agreement, lease, franchise or license to which Seller is a party; (o) entered into any other transactions except in the ordinary course of business; or (p) agreed to do any of the foregoing.

     3.11 Litigation.

          (a) Except as set forth in Schedule 3.11, there is no claim, suit, action or legal, administrative, arbitration or other proceeding, nor to the best of Seller's or Shareholder's knowledge is there an investigation by a Regulatory Entity or review pending or threatened, to which Seller is, or could be, a party or by which they are or could be affected (and Seller and Shareholder have no knowledge of any basis for any such action, suit, or proceeding that may be brought).

          (b) Except as set forth on Schedule 3.11, there does not exist any judgment, decree, injunction, or rule or order of any Regulatory Entity or arbitrator, outstanding against Seller.

     3.12 Intellectual Property.

          (a) Shareholder owns the right to use and transfer the name "Berkeley Capital Management." To the Seller's and Shareholder's knowledge, after due inquiry, Seller owns or has the right to use pursuant to a license, a sublicense, an agreement or permission all Intellectual Property used in the operation of the Business as currently conducted. Each item of Intellectual

     Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by Buyer on the identical terms and conditions as available to Seller immediately subsequent to the Closing Date. Seller has taken all commercially reasonable and appropriate action to maintain and protect the name "Berkeley Capital Management".

          (b) To the Seller's and Shareholder's knowledge, after due inquiry, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties; neither Seller nor Shareholder have received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party); and no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

          (c) Schedule 3.12 identifies each registration which has been issued to Seller or Shareholder with respect to any of its trademarks and service marks, if any, identifies each pending application for registration which Seller has made with respect to any of its trademarks and service marks, if any, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date).
     Schedule 3.12 also identifies each trade name or unregistered trademark owned and used by Seller.

          (d)  Schedule  3.12  identifies  each  material  item of  Intellectual
     Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Each such license, sublicense, agreement, or permission covering the item is purchased "as is" and "where is". No employee, agent, consultant or independent contractor of Seller who has contributed to or participated in the conception and development of Intellectual Property or other proprietary rights or confidential information of Seller has asserted or threatened any claim against Seller or Shareholder in connection with such person's involvement in the conception and development of such rights or information of Seller and, to the knowledge of Seller and Shareholder, no person has a reasonable basis for any such claim.

     3.13 Business Relations. Neither Seller nor Shareholder has knowledge that any material supplier or client of Seller will terminate its business relationship with the Business as a result of the consummation of the transactions contemplated by this Agreement.

     3.14 Employee Benefits.

          (a)  Respecting  each Employee Plan as maintained or contributed to by
     Seller:

               (i) Seller is in compliance in all material respects with the applicable provisions of ERISA and the Code, and has not incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or under an Employee Plan in connection with the termination of an Employee Plan pursuant to Title IV of ERISA;

               (ii) Seller does not maintain, administer or contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA.

               (iii) Respecting any Employee Plan, as of the Closing Date there will have been no prohibited transactions (as defined in Section 4975(c) of the Code and Section 406 of ERISA) that could result in the imposition of a liability against Buyer, or reportable events (as defined in Section 4043(b) of ERISA and regulations thereunder) which have not been previously reported; and

               (iv) Seller does not maintain, administer or contribute to any profit sharing plan.

          (b) As of the Closing Date, Seller will have no liability with respect to any pension plan that is maintained or contributed to by an ERISA Affiliate.

     3.15 Environmental, Health and Safety Matters. There are no pending or, to the knowledge of Seller or Shareholder, threatened claims, consents, orders, consent decrees, settlement agreements, court or administrative orders, notices, complaints, requests for information, or inquiries with respect to any alleged violation of, or potential liability under, any applicable statute, regulation, rule or common law regarding (i) the use, treatment, transport, handling, storage or release of hazardous materials, (ii) pollution or (iii) protection of human health, employee safety, the environment or wildlife ("E, H & S Laws"), and Seller has complied, is in compliance with and is not in violation of any E, H & S Laws.

     3.16 Insurance. Schedule 3.16 identifies each insurance policy maintained by or for the benefit of Seller or its employees. There are no pending claims related to any insurance maintained by Seller and no insurers have denied coverage or otherwise reserved rights. Seller has not been refused any insurance nor has its coverage been limited by any insurance carrier to which it has applied for any insurance. There are no risks with respect to the Assets for which Seller is or has designated as being self-insured. Seller has no property or casualty claim related to the Assets which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks, since January 1, 2000.

     3.17 Assets Under Management.

          (a) The aggregate assets under management of Seller as of February 28, 2003 are accurately set forth in Schedule 3.17. Set forth in Schedule 3.17 is a list as of February 28, 2003 of all Advisory Agreements, setting forth with respect to each such Advisory Agreement:

               (i)  the  name  of  the  Advisory   Client  under  such  Advisory
          Agreement, indicating any such Advisory Client that is an Affiliate of Seller;

               (ii) the fee schedule in effect with respect to such Advisory Agreement (including identification of any applicable sub-components of such fees, e.g., investment management fees, fees for any other services, etc., as applicable); and

               (iii) The amount of assets under management pursuant to such Advisory Agreement.

     Except as set forth in Schedule 3.17, there are no contracts, agreements, arrangements or understandings pursuant to which Seller has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Advisory Clients set forth in Schedule
3.17 or pursuant to any of the contracts set forth in Schedule 3.17. Except as set forth in Schedule 3.17, to the knowledge of Seller, as of the date hereof, no Advisory Client of Seller has expressed to Seller an intention to terminate or materially reduce its investment relationship, or adjust the fee schedule with respect to any Advisory Agreement in a manner which would reduce the fees payable to Seller.

          (b) Except as set forth in Schedule 3.17, Seller has no Advisory Agreement or other arrangement with respect to which amounts payable to Seller are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of any Advisory Client.

          (c) Each Advisory Client to which Seller provides Investment Management Services that is (i) an employee benefit plan, as defined in
     Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a person acting on behalf of such a plan or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (an "ERISA Client") has been managed by the Company such that the Company in the exercise of management is in compliance in all material respects with the applicable requirements of ERISA. The Company is not disqualified from acting as a professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-114) under any applicable law or regulation.

          (d) Seller does not provide Investment Management Services to (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) (common trust funds) or the third or fourth clauses of Section 3(c)(11) (single or collective trusts for qualified plans) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

          (e) To the knowledge of Seller, no controversy or disagreement exists between Seller and any Advisory Client of Seller that has had or would reasonably be expected to have a material adverse effect on Buyer.

          (f) No exemptive orders, "no-action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to Seller or any officer, director, shareholder or employee of Seller, in connection with the business of Seller, or by or with respect to any Advisory Client of Seller in connection with the provision of Investment Management Services to such Advisory Client.

     3.18 Registration as Investment Adviser.

          (a) Seller is duly registered as an investment adviser under the Advisers Act and the rules and regulations thereunder and has completed notice filings for each state requiring such notice filings. Seller has filed a Form ADV with the SEC in accordance with the Advisers Act, which form at the time of filing was, and as amended and supplemented as of the date hereof is, in effect pursuant to the requirements of the Advisers Act. Seller has heretofore made available to Buyer copies of each such Form ADV as amended or supplemented through the date hereof.

          (b) Seller and to the knowledge of Seller, each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act), have, and after giving effect to the Closing will have, all material Authorizations required in order from them to conduct the Business in the manner presently conducted. None of Seller or to the knowledge of Seller, any of such representatives is subject to any material limitation imposed in connection with one or more of the Authorizations. Seller has not been a "broker" or "dealer" within the meaning of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act, as amended, or a trust company, at any time since its inception. Except as set forth on Schedule 3.18, none of Seller or any of its directors, officers or employees, is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an instance agent, a sales person or in any similar capacity with the Securities and Exchange Commission, the Commodity Futures Trading Commission, the National Futures Association, the National Association of Securities Dealers, Inc. or the securities commission of any state or any self-regulatory body. No person, other than full-time employees of Seller, renders Investment Management Services to or on behalf of Advisory Clients or solicits Advisory Clients with respect to the provision of Investment Management Services by Seller.

          (c) None of Seller or any person "associated" (as defined under both the Investment Company Act and the Adviser Act) with Seller has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act, or (ii) ineligibility to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act and, to the knowledge of Seller, there is no proceeding or investigation for any such ineligibility, disqualification, denial, suspension or revocation.

          (d) Seller has adopted a written policy regarding insider trading and a Code of Ethics. During the past three (3) years, to the knowledge of Seller, there have been no material violations or allegations of material violations of such Codes of Ethics or insider trading policies of Seller or prohibitions under the Advisers Act.

     3.19 Filing of Reports; Maintenance of Records. Seller (a) has made all filings, including reports and other documents, required by the Advisers Act,
(b) has made all disclosures and delivered all documents required by the Advisers Act to be delivered to its Advisory Clients and (c) has maintained all certified books and other records required by the Advisers Act. Seller has heretofore made available to Buyer copies of all such filings, disclosure documents and books and records.

     3.20 Fee Arrangements, Expenses and Custody of Funds. Seller has complied in all material respects with the fee arrangement restrictions set forth in the Advisers Act. Seller does not maintain custody or constructive custody of any funds or securities of any Advisory Client.

     3.21 Brokers. Seller has not engaged, or caused to be incurred, any liability for any brokerage or finders' fees or agents' commissions or like payments to, any finder, broker, or sales agent in connection with the origin, negotiation, execution, delivery, or performance of this Agreement or the transactions contemplated hereby for which Buyer may be or become liable.

     3.22 Information Furnished. No representation or warranty made by Seller or Shareholder in this Agreement, and no exhibit, certificate, schedule, document, list or instrument prepared, made, or delivered, or to be prepared, made, or delivered, by or on behalf of Seller or Shareholder pursuant hereto contains or will contain, as of the Closing Date, any untrue statement of a material fact, or omits any material fact.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

     Buyer and, for the purposes of this Article IV only, Putnam Lovell Equity Partners L.P., a Delaware limited partnership, jointly and severally, represents and warrants to Seller that the following statements contained in this Article IV, are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules accompanying this Agreement.

     4.1 Due Organization. Buyer is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute, deliver and perform the Transaction Documents and the transactions contemplated hereby and thereby.

     4.2 Due Authorization. The execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Buyer. The Transaction Documents, when executed and delivered, will have been duly and validly executed and delivered by Buyer and will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally and by legal and equitable limitations or the enforceability of specific remedies. The execution, delivery, and performance of the Transaction Documents (as well as other instruments, agreements, certificates, or other documents contemplated hereby or thereby) by Buyer, do not and will not, when executed, (a) violate any law, statute, rule, guideline, or regulation or any decree or judgment of any court or Regulatory Entity applicable to Buyer or (b) violate or conflict with any provision of the Articles of Organization or Limited Liability Company
Agreement of Buyer. No notice to, filing with, or authorization, consent or approval of any public body or authority material to the consummation of this transaction is required of Buyer or its equity holders in connection with the execution, delivery, and performance by Buyer of the Transaction Documents or the other documents and instruments to be delivered by Buyer pursuant hereto.

     4.3 No Violation. Neither the execution, delivery, nor performance of this Agreement by Buyer will (i) violate any provision of the certificate of formation of Buyer, (ii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which Buyer is a party or by which Buyer is bound; (iii) violate or conflict with any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority applicable to Buyer, or (iv) require any waiver by, consent or approval of, or any filing or registration with, any creditor of Buyer, any court or governmental agency, or any other third party.

     4.4 Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to Buyer, or (iii) to Buyer's knowledge, governmental inquiry pending or threatened against it or affecting it, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Agreement.

     4.5 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                    ARTICLE V
                                    COVENANTS

     5.1 Pre-Closing Covenants. Buyer, Seller and Shareholder agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the parties will use their best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in
     Article VI, below).

          (b) Client Consents. As soon as practicable after the date hereof, Seller shall provide written notifications in form and substance to be mutually agreed upon by Seller and Buyer, notifying each Advisory Client of the change in control of Seller that will occur upon consummation of the transactions at Closing and requesting each Advisory Client for its Client Consent. Seller shall use its best efforts to obtain the written consent to the assignment of each Advisory Agreement and the Buyer shall provide all commercially reasonable assistance to and cooperation with Sellers regarding obtaining such Client Consent. If permitted pursuant to the terms of the Advisory Agreement and applicable law, any Advisory Client who receives the written notices described in this Section 5.1(b) and does not object to the proposed assignment within the timeframe established by the notices shall be deemed to have given Client Consent for all purposes under this Agreement, including the calculation of the Run-Rate Revenue Ratio and any adjustment to the Closing Consideration pursuant to Section 2.4(b).

          (c) Notices and Consents. Seller will give any notices to third parties and will use its best efforts to obtain any third party consents that may be required to consummate this transaction. Buyer shall obtain any third party consents required to consummate this transaction on or prior to the date hereof. Each of the parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies.

          (d) Operation of Business and Preservation of Business. Seller will conduct the Business in its ordinary course of business and consistent with Seller's past operating practice. Seller will use its reasonable good faith efforts to keep its business and properties substantially and materially intact, including its present operations, physical facilities, the Assets, working conditions, and relationships with lessors, licensors, suppliers, clients, and employees.

          (e) Full Access. Seller will permit representatives of Buyer to have access, at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to Seller. In addition, Seller shall consult with Buyer's representatives regarding operational and other matters related to the Business.

          (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any adverse development which may reasonably be expected to cause a breach of any of its own representations and warranties in Article III and Article IV above.

          (g) Exclusivity. Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any of the assets outside Seller's ordinary course of business, (including any acquisition structured as a merger, consolidation, or share exchange) or
     (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

     5.2 Confidentiality; News Release. All information furnished in writing by one party to this Agreement to another party to this Agreement in connection with this Agreement and the transactions contemplated by it shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received, (ii) thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of the receiving party, or (iii) is required to be disclosed in any document to be filed with any federal, state, municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation, provided that the receiving party shall disclose only so much of the confidential information as is legally required, and only after consultation with counsel to the proprietary party. In the event that the Closing of the transactions contemplated by this Agreement does not occur, each party to this Agreement shall promptly return to the other all printed information received by it from the other party, and shall destroy all copies of, or extracts from, such information. Except to the extent required by law, any news release or other announcement concerning this Agreement or the transactions contemplated thereby shall be issued or approved without first obtaining the prior written approval of the other party as to the contents of the announcement and its release. Buyer and Seller shall use their best efforts and establish reasonable precautions to ensure that their Affiliates, principals, agents and employees abide by the terms of this Section 5.2.

     5.3 Post-Closing Covenants.

          (a) Buyer, Seller and Shareholder agree that all books, records, documents or materials retained by each party that relate to the Assets shall be open for inspection by representatives of the other party at any time during regular business hours until the earlier of (i) December 31, 2004, or (ii) such time as the full amount of the Second Deferred Payment is made by Buyer to Seller. The other party may, during such period, at its expense, make such copies or excerpts therefrom, in either case solely to comply with legal, audit or tax obligations, as they may reasonably request. For a period of twelve (12) months following the payment of the Second Deferred Payment, neither party shall destroy or give up possession of any original or final copy of any of the books and records relating to the Assets reasonably required solely for the preparation of tax, regulatory and other governmental compliance matters, without first offering the other party the opportunity to obtain such original or final copy or a copy thereof.

          (b) Buyer and Seller agree to cooperate with respect to all regulatory
     reporting  or  withdrawal   matters  before  the  Securities  and  Exchange
     Commission, and state regulatory bodies.

          (c) Seller agrees to promptly after Closing properly file the executed Certificate of Amendment of Seller's Articles of Incorporation referred to in Section 6.1(g) and to refrain thereafter from using the name "Berkeley Capital Management" in connection with Seller or any of its Affiliates.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

     6.1 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before (with satisfaction continuing on) the Closing Date:

          (a) The representations and warranties set forth in Article III hereof shall be true and correct in all respects if qualified as to materiality, and if not qualified as to materiality, shall be true and correct in all material respects, each as of the Closing Date;

          (b) Seller and Shareholder shall have performed in all material respects (as determined in the sole discretion of Buyer reasonably exercised) all the covenants and agreements required to be performed by them prior to Closing under this Agreement;

          (c) Seller shall have delivered an executed sublease regarding the use of the office space at 650 California Street, 28th Floor, San Francisco, California in a form and substance satisfactory to Buyer (the "Sublease");

          (d) Seller shall have obtained and delivered to Buyer those consents, approvals, agreements and waivers by any third parties that are required for the consummation of the transactions contemplated hereby that are listed on Schedule 2.1(b);

          (e) Regulatory Entity approvals, as contemplated by this Agreement, shall have been obtained and related filings required pursuant to any applicable law or regulation will have been made, and approvals required under the terms of this Agreement will have been obtained;

          (f) No action, proceeding, or investigation by or before any court or governmental or administrative body will have been initiated or be pending wherein a judgment, decree or order might reasonably be issued that would materially increase the costs to Buyer of the transactions contemplated herein, or would prevent any of the transactions contemplated by this Agreement or would cause such transactions to be declared unlawful or rescinded, and no action, proceeding or investigation by or before any court or governmental or administrative body has been concluded that have enjoined the transactions contemplated herein;

          (g) On the Closing Date, Seller will have delivered to Buyer the following:

               (i) A certificate signed by Seller dated as of the Closing Date stating that the preconditions specified in subsection (a) and (b) hereof have been satisfied;

               (ii) Certified copies of the resolutions duly adopted by Seller's board of directors and Shareholder each authorizing the execution, delivery and performance of this Agreement, the other agreements and the transactions contemplated hereby and thereby, including the change in the name of Seller;

               (iii) Good standing certificates for Seller from the State of California and from each state in which it is required to be so qualified to do business, dated not earlier than 30 days prior to the Closing Date;

               (iv) Copies of all required third party and Regulatory Entity consents (or other evidence reasonably satisfactory to Buyer) actually received by Seller that Buyer reasonably requires Seller to obtain in order to effect the transactions contemplated by this Agreement;

               (v)  The  General   Assignment,   Bill  of  Sale  and  Assumption
          Agreement, in substantially the form attached hereto as Exhibit A, executed by Seller;

               (vi) The Noncompete Agreement executed by Seller and Shareholder, in substantially the form attached hereto as Exhibit B;

               (vii) Executed Certificate of Amendment to Seller's Article of Incorporation sufficient to change, upon filing with the California Secretary of State's Office, the name of Seller to a name other than "Berkeley Capital Management";

          (h) All actions to be taken by Seller in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

          (i) The Run Rate Revenue Ratio calculated pursuant to Section 2.4(b) as of the Closing Date shall be at least 90%;

          (j) Prior to the date of execution of this Agreement, Buyer and the members of Seller's management requested by Buyer shall have entered into employment agreements and the Limited Liability Company Agreement and related documents of Buyer upon the terms and conditions satisfactory to Buyer in its sole discretion, which agreements shall be held in escrow pending Closing;

          (k) Seller shall have delivered to Buyer an executed Services Agreement, whereby Seller will provide certain services to Buyer after the Closing Date, in form and substance satisfactory to Buyer in its sole discretion;

          (l) Seller shall have delivered to Buyer an executed Sub-Advisory Agreement, whereby Buyer will provide certain sub-advisory services to LPASI after the Closing Date, in form and substance satisfactory to Buyer in its sole discretion;

          (m) LPG shall have delivered to Buyer an executed Guarantee, whereby LPG will guarantee the obligations of Seller and Shareholder hereunder in form and substance satisfactory to Buyer in its sole discretion;

          (n) Seller shall have delivered a consent to the transactions contemplated herein by the Bank of Scotland related to that certain Term Loan and Guarantee Facility dated on or about December 20, 2002 that Seller and Shareholder are parties to and that certain Stock Pledge Agreement dated on or about February 19, 2003 that Seller and Shareholder are parties to (the "Stock Pledge") in a form satisfactory to Buyer;

          (o) Shareholder shall have delivered a release of the Employee Confidential Information Agreement for each person who will become an employee of Buyer at Closing regarding confidential information that is part of the Assets;

          (p) Seller shall have received releases and resignations from its employees;

          (q) Shareholder shall have delivered to Buyer an executed assignment and any other documents in proper form for the assignment of the trademark "Berkeley Capital Management" to Buyer to be filed promptly after Closing with the U.S. Patent and Trademark Office; and

          (r) Seller and BUSA shall have delivered to Buyer an opinion of counsel, subject to customary and reasonable qualifications, from in-house counsel of Seller or BUSA that the Assets are free and clear of Liens and that the Transaction Documents are duly authorized and enforceable.

     Any condition specified in this Section 6.1 may be waived by Buyer provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

     6.2 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before (with satisfaction continuing on) the Closing Date:

          (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all respects if qualified as to materiality and if not qualified as to materiality, shall be true and correct in all material respects as of the Closing Date;

          (b) Buyer will have performed in all material respects (as determined in the sole discretion of Seller reasonably exercised) all the covenants and agreements required to be performed by it under this Agreement;

          (c) No action, proceeding or investigation by or before any court or governmental or administrative body will have been initiated or be pending wherein a judgment, decree or order might reasonably be issued that would prevent any of the transactions contemplated by this Agreement or cause such transactions to be declared unlawful or rescinded, and no action, proceeding or investigation by or before any court or governmental or administrative body has been concluded that have enjoined or added significant costs to the transactions contemplated herein;

          (d) On the Closing Date, Buyer will have delivered to Seller the following:

               (i) A certificate executed by a Member or Manager of Buyer dated as of the Closing Date, stating that the preconditions specified in subsections (a) and (b) hereof have been satisfied;

               (ii)  The  General  Assignment,   Bill  of  Sale  and  Assumption
          Agreement, in substantially the form attached hereto as Exhibit A, executed by Buyer;

               (iii) The Closing Consideration by wire transfer, delivery of other immediately available funds as agreed upon by Seller or other mutually agreed upon method of delivery;

               (iv) Buyer shall have delivered the Sublease duly executed by Buyer;

               (v) Buyer shall have delivered, or caused to be delivered, to Seller, the Standby Letter of Credit referred to in Section 2.4(c).

          (e) All actions to be taken by Buyer in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Buyer in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller;

          (f) The Run Rate Revenue Ratio calculated pursuant to Section 2.4(b) as of the Closing Date shall be at least 90%;

          (g)  Seller  shall  have  received  a  consent  to  the   transactions
     contemplated herein by Bank of Scotland related to the Term Loan and the Stock Pledge; and

          (h) Regulatory Entity approvals, as contemplated by this Agreement, shall have been obtained and related filings required pursuant to any applicable law or regulation will have been made, and approvals required under the terms of this Agreement will have been obtained; and

          (i) Buyer shall have delivered to Seller and BUSA an opinion of Buyer's counsel, subject to customary and reasonable qualifications, that the Transaction Documents are duly authorized and enforceable.

     Any condition specified in this Section 6.2 may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

                                  ARTICLE VII
                                 INDEMNIFICATION

     7.1 Indemnification of Buyer. Subject to the terms of this Agreement, each of Seller and Shareholder agree that notwithstanding the Closing, Seller and Shareholder will, jointly and severally, indemnify and hold harmless Buyer and each member, manager, officer, agent and affiliate of Buyer (collectively, the "Buyer Indemnified Parties") from and against any and all payments, damages, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the "Losses"), which any of Buyer Indemnified Parties may sustain, or to which any of Buyer Indemnified Parties may be subjected, arising out of: (a) any misrepresentation, breach or default by Seller or Shareholder of or under any of the covenants, agreements, representations, warranties or other provisions of this Agreement or any agreement or document delivered in connection herewith; (b) any failure by Seller or Shareholder to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by Seller or Shareholder; or (c) any claim or claims made against Buyer arising out of any of the Excluded Liabilities or the items set forth on Disclosure Schedule 3.11.

     7.2 Indemnification of Seller and Shareholder. Subject to the terms of this Agreement, Buyer agrees that notwithstanding the Closing, Buyer will indemnify and hold harmless Seller and Shareholder and each officer, director, agent and affiliate of Seller (collectively, the "Seller Indemnified Parties") from and against any and all Losses, which any of Seller Indemnified Parties may sustain, or to which any of Seller Indemnified Parties may be subjected, arising out of:
(a) any misrepresentation, breach or default by Buyer of or under any of the covenants, agreements, representations, warranties or other provisions of this Agreement or any agreement or document delivered in connection herewith; or (b) any failure by Buyer to duly perform or observe any term, provision, covenant, agreement or condition in this Agreement to be performed or observed by Buyer.

     7.3 Indemnification Offset. Seller and Shareholder agree that any Losses incurred by Buyer for which Buyer is entitled to indemnification under Section
7.1 hereof may be offset against and deducted from amounts to be paid pursuant to the First Deferred Payment or Second Deferred Payment to be made by Buyer, if any. This ability to offset and deduct Losses against such payments shall be cumulative and shall not preclude the assertion of other rights nor limit in any way any indemnification obligations of or recourse for Losses against Seller, Shareholder [or LPG] hereunder.

     7.4 Cooperation for Indemnity.

          (a) Whenever a claim for Losses shall arise for which one party (the "Indemnified Party") shall be entitled to indemnification hereunder, the Indemnified Party shall promptly notify the other party hereto (the "Indemnifying Party") in writing describing the claim and the basis therefor; provided however, that the failure to give prompt notice shall not affect the right of the Indemnified Party to indemnification hereunder except to the extent that such failure prejudices the ability of the Indemnifying Party to defend any claim. The right of the Indemnified Party to indemnification, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within 30 days after the mailing of such notice, the Indemnifying Party shall notify the Indemnified Party in writing that it disputes the right of the Indemnified Party to indemnification. If the Indemnified Party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same.

          (b) Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the
     Indemnified Party, and acknowledgment by the Indemnifying Party (whether after resolution of a dispute or otherwise) of the Indemnified Party's right to indemnification hereunder with respect to such claim, the Indemnifying Party shall assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof, provided that the Indemnified Party is reimbursed by the Indemnifying Party for its reasonable out-of-pocket costs in connection therewith. If the Indemnifying Party shall acknowledge the Indemnified Party's right to indemnification and elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless there is, under applicable standards of conduct, a conflict or any significant issue between Indemnifying Party and the Indemnified Party that makes it improper for one counsel to represent both parties, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party's right to indemnification, the Indemnifying Party shall have the right to participate in the defense of such claim through counsel of its choice, at the Indemnifying Party's expense, and the Indemnified Party shall have control over the litigation and authority to resolve such claim subject to this Section 7.4.

     7.5 Survival of  Indemnification  Claims.  Any claim for Losses pursuant to
Section 7.1 or Section 7.2, as applicable, whether incurred or contingent, must be asserted in a writing delivered to the Indemnifying Party by the Indemnified Party on or prior to the fifteenth (15)
month anniversary of the Closing Date, except to the extent based on representations and warranties subject to different survival periods as provided in Section 10.1.

                                  ARTICLE VIII
                                    EMPLOYEES

     8.1 Employees.

          (a) Buyer shall hire all of the Company's employees listed on Schedule 8.1(a) hereto (the "Transferred Employees"). The Transferred Employees shall have resigned from Seller and shall have executed releases and resignations and shall become employees of Buyer on the Closing Date. The terms and conditions of employment of the Transferred Employees shall be set by Buyer at its sole discretion. Except as otherwise set forth herein, Buyer shall have no responsibility for severance payment or for payment of compensation for services rendered on or before the Closing Date.

          (b) Seller shall be responsible for any and all severance payments and benefits due to its employees, if any, except for any Assumed Liabilities for which Buyer has assumed and agreed to pay. Buyer shall be responsible for any and all obligations and benefits which it is required by law to offer to the Transferred Employees.

     8.2 Claims. Except as provided in this Agreement, Seller shall administer and retain liability, if any, for all employment and labor related claims of any kind, including but not limited to any claims for severance pay, that arise out of or that are attributable to events occurring prior to the Closing Date, and Buyer shall administer and assume liability for all other claims of any kind that are Assumed Liabilities or which arise out of or that are attributable to events occurring on or after the Closing Date; provided, however, that workers' compensation claims shall accrue and liability shall be assigned based on the date the event giving rise to such claims occur.

     8.3 Future Employment. Nothing in this Agreement shall be deemed or construed to require Buyer to continue to employ any of the Transferred Employees for any period after the Closing Date.

     8.4 Employment Records. Seller agrees to provide Buyer with copies of all labor and employment records, including but not limited to all salary history and administration records, payroll, personnel, medical and immigration (including I-9's) records for the Transferred Employees. Buyer shall have access to the employment records of Seller's former employees at all reasonable times for a period of five years following the Closing for the purpose of defending against any claims brought against it by or on behalf of any former employee.

     8.5 Assumption of Seller's Plans. It is expressly understood and agreed to by the parties that Buyer is not adopting any pension, bonus, profit sharing, stock option, stock incentive, savings, health, dental, vision, vacation, disability, life insurance or other employee benefit plans of any kind maintained by Seller, or to which Seller contributes or is required to contribute, for the benefit of the Transferred Employees (the "Seller's Plans") and that Buyer, as a result of this transaction, shall not assume any liability or obligation arising under any of Seller's Plans. Any liability or obligation relating to or arising under any of Seller's Plans shall remain the sole and complete responsibility of Seller, except to the extent that any such liability shall be an Assumed Liability.

                                   ARTICLE IX
                                     TAXES

     9.1 Taxes.

          (a) Seller shall be liable for and shall pay all Taxes levied and assessed against Seller or the Assets with respect to periods ending on or prior to the Closing. Buyer shall be liable for and shall pay all such Taxes levied and assessed against the Assets with respect to periods after the Closing.

          (b) Sales and use taxes imposed on the purchase, sale, use or transfer of any of the Assets by Seller to Buyer at Closing shall be borne by Seller.

                                   ARTICLE X
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     10.1 Survival. All, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive for fifteen (15) months after the date of Closing, except for those set forth in Section 3.2 (Due Authorization), Section 3.5 (Property and Liens), Section 3.10 (Taxes), Section
3.15 (Certain Employee Matters) and Section 3.16 (Environmental, Health and Safety Matters), which shall survive until the expiration of the applicable statute of limitations with respect to the matters contained therein.

                                   ARTICLE XI
                                   TERMINATION

     11.1 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) By mutual written consent of Seller and Buyer;

          (b) By Seller and Shareholder by written notice to Buyer if events have occurred outside of the reasonable control of Seller or Shareholder which have caused the failure of a condition to Seller's obligations set forth in Section 6.2 after the use of Seller's best efforts to cure such failure, which obligation is not waived by Seller and Shareholder, or if there has been a material misrepresentation or material breach of warranty on the part of Buyer in the representations and warranties of Buyer set forth in this Agreement which has not been cured within thirty (30) calendar days after notice thereof to Buyer; or

          (c) By Buyer by written notice to Seller and Shareholder if (i) events have occurred outside of the reasonable control of Buyer which have caused the failure of a condition to Buyer's obligations set forth in Section 6.1 after use of Buyer's best efforts to cure such failure, which obligation is not waived by Buyer, or (ii) there has been a material misrepresentation or material breach of warranty on the part of Seller or Shareholder in the representations and warranties of Seller or Shareholder set forth in this Agreement which has not been cured within thirty (30) calendar days after notice thereof to Seller or Shareholder; or (iii) there has occurred a Seller Material Adverse Effect; or

          (d) By Seller and Shareholder, or by Buyer, by written notice to the other parties if the Closing hereunder has not been consummated on or before August 31, 2003, provided that if a willful breach of this Agreement by Seller or Shareholder has prevented the consummation of the transactions contemplated hereby, neither Seller nor Shareholder shall be entitled to terminate pursuant to this Section 11.1(d) and provided, further, that if Buyer's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby, Buyer shall not be entitled to terminate pursuant to this Section 11.1(d).

     11.2 Effect of Termination. In the event of termination of this Agreement by Seller and Shareholder, or by Buyer, as provided in this Agreement, this Agreement will forthwith become void and there will be no liability on the part of Buyer or Shareholder and Seller, except for material breaches of and material misstatements or omissions in or pursuant to this Agreement by Buyer, Seller or Shareholder, as appropriate, prior to the time of such termination (the liability for which shall be borne by the party who commits the material willful breach or makes the material intentional misstatement or omission). In the event Buyer terminates this Agreement pursuant to Section 11.1(c)(iii), Buyer shall assign to Seller and/or Shareholder any claims or causes of action Buyer may have as a result of the events causing the Seller Material Adverse Effect.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1 Modifications; Waiver. Any amendment, change or modification of this Agreement shall be ineffective unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between or among any of the parties, shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

     12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or via Federal Express or similar overnight courier service, if receipt is confirmed, or by facsimile. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing:

         (i)      If to Seller or Shareholder, to:

                  Berkeley International Capital Corporation
                  650 California Street
                  28th Floor
                  San Francisco, CA 94108
                  Fax No. 415-249-0553
                  Attn: Robert A. Cornman
         or to such other persons or addresses as Seller or any of them shall furnish to Buyer in writing.

         (ii)     If to Buyer, to:

                  Berkeley Capital Management LLC
                  650 California Street
                  28th Floor
                  San Francisco, CA 94108
                  Fax No. 415-393-0374
                  Attn: James Landau

         With a copy to:

                  Putnam Lovell NBF Private Equity
                  501 Deep Valley Drive, Suite 300
                  Rolling Hills Estates, CA  90274
                  Attn:  Jeffrey D. Lovell
                  Fax No. 310-265-1920

         and

                  Davis Graham & Stubbs LLP
                  1550 17th Street, Suite 500
                  Denver, CO  80202
                  Fax No. 303.892.1379
                  Attn:  Jennings J. Newcom, Esq.

or to such other person or address as Buyer shall furnish to Seller in writing.

     12.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures may be exchanged by facsimile, with original signatures to follow. Each party hereto agrees that it will be bound by its own signature and that it accepts the facsimile signatures of the other parties hereto.

     12.4 Expenses. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with the negotiation and drafting of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein.

     12.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Buyer, Seller and Shareholder, their respective representatives, successors, and permitted assigns. No party shall assign its rights or obligations hereunder without the prior written consent of the other parties hereto.

     12.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

     12.7 Entire and Sole Agreement; Review. This Agreement and the schedules, exhibits and agreements referred to herein, constitute the entire agreement between the parties hereto and supersede all prior agreements, negotiations, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. The schedules, exhibits and agreements identified in this Agreement are incorporated herein by reference and made a part hereof. Each party has read and understands all provisions of this Agreement and has, to the extent believed necessary, discussed with its professional legal, tax and financial advisors the provisions and implications of this Agreement. Each party acknowledges that they have reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties to it and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

     12.8 Governing Law; Forum and Venue.

          (a) This Agreement and its validity, construction, enforcement, and interpretation shall be governed by the substantive law of the State of California without reference to its conflict of laws provisions.

          (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the City and County of San Francisco, California. Each party to this Agreement:

               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City and County of San Francisco, California (and each appellate court located in the State of California) in connection with any such legal proceeding, including to enforce any settlement, order or award;

               (ii) agrees that each state and federal court located in the City and County of San Francisco, California shall be deemed to be a convenient forum; and

               (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the City and County of San Francisco , California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

          (c) Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section by the state and federal courts located in the City and County of San Francisco, California and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of California or any other jurisdiction.

          (d) Each party to this Agreement hereby knowingly, voluntarily, and intentionally waives the right to a trial by jury in respect of any litigation arising out of, under or in connection with this Agreement, this waiver being a material inducement for each such party to enter into this Agreement.

     12.9 Attorney's Fees. If any party shall commence any action or proceeding against any other party in order to enforce the provisions hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees, including the reasonable hourly rate for in-house counsel.

     12.10 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

     12.11 Headings. The descriptive section headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.


                                        BUYER
                                        BERKELEY CAPITAL MANAGEMENT LLC


                                        By:
                                        Name:
                                        Title:



                                        SELLER
                                        BERKELEY CAPITAL MANAGEMENT


                                        By:
                                        Name:
                                        Title:


                                        BERKELEY (USA) HOLDINGS LIMITED


                                        By:
                                        Name:
                                        Title:

For the purposes of Article IV only:
                                        PUTNAM LOVELL EQUITY PARTNERS, L.P.
                                        By:  Putnam Lovell Equity Advisors LLC
                                             General Partner

                                        By:  Putnam Lovell Capital Partners Inc.
                                             Managing Member


                                        By:
                                        Name:
                                        Title: